EXHIBIT 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS THIRD QUARTER RESULTS

HARTFORD, Connecticut, November 4, 2011 – Northeast Utilities (NYSE: NU) today reported earnings of $90 million, or $0.51 per share, in the third quarter of 2011, down from $100.5 million, or $0.57 per share, earned in the third quarter of 2010.  Third quarter results for 2011 reflect after-tax expenses of $0.6 million associated with NU’s pending merger with NSTAR.  Excluding those expenses, NU earned $90.6 million, or $0.51 per share1, in the third quarter of 2011.

NU attributed the lower operating results in the third quarter of 2011 to several factors, including a 2.1 percent decline in retail electric sales compared with the third quarter of 2010, which resulted from milder weather in the third quarter of 2011 and the impact of Tropical Storm Irene.  Lower results also reflect higher pension and other employee benefit costs in the third quarter of 2011, as well as a higher effective tax rate in the third quarter of 2011, compared with the third quarter of 2010.

Transmission

NU’s transmission segment earned $41.5 million in the third quarter of 2011, compared with

$45.2 million in the third quarter of 2010.  Lower third quarter 2011 earnings primarily reflect a higher effective tax rate and certain higher employee benefit costs, partially offset by a higher transmission rate base.

Distribution and Generation

NU’s distribution and generation segment earned $55 million in the third quarter of 2011, compared with $55.7 million in the third quarter of 2010.  The Connecticut Light and Power Company’s (CL&P) distribution segment earned $34.6 million in the third quarter of 2011, compared with $31.5 million in the third quarter of 2010.  Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $20.6 million in the third quarter of 2011, compared with $23.4 million in the third quarter of 2010.

Western Massachusetts Electric Company’s (WMECO) distribution and generation segment earned $2.8 million in the third quarter of 2011, compared with $3.7 million in the third quarter of 2010.  Lower third quarter 2011 results were due to a $3.2 million non-recurring charge to establish a billing adjustment reserve, as well as higher depreciation expense.

Yankee Gas Services Company lost $3 million in the third quarter of 2011, compared with a loss of $2.9 million in the third quarter of 2010.  On a weather-adjusted basis, Yankee Gas’ firm natural gas sales in 2011 were up 5.2 percent in the third quarter, compared with the same period of 2010.  The sales increases were due in large part to more conversions by commercial and industrial customers from interruptible to firm service and increased use of distributed generation fueled by natural gas.

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NU parent and other companies

NU parent and other companies had net after-tax expenses of $6.5 million in the third quarter of 2011, compared with after-tax expenses of $0.4 million in the third quarter of 2010.  Third quarter 2011 results include $0.6 million of after-tax expenses related to NU’s pending merger with NSTAR.  Excluding merger expenses, NU parent and other companies recorded net expenses of $5.9 million in the third quarter of 2011.  No merger expenses were recorded in the third quarter of 2010.

2011 earnings guidance

NU today reiterated its 2011 stand-alone full-year consolidated earnings guidance of between $2.30 per share1 and $2.40 per share1, excluding projected after-tax expenses of approximately $0.20 per share related to the NSTAR merger.  Including the merger expenses, NU projects earnings of between $2.10 per share and $2.20 per share.  Those estimates reflect distribution and generation segment earnings guidance of between $1.30 per share1 and $1.35 per share1, transmission segment earnings guidance of between $1.05 per share1 and $1.10 per share1, and NU parent and other companies net expenses of $0.05 per share1, excluding merger expenses.

The following table reconciles 2011 and 2010 third-quarter results.

		Third Quarter
2010	Reported EPS	$0.57
	Change in transmission earnings in 2011	($0.03)
	Change in distribution and generation earnings in 2011	---
	Change in Parent/Other results in 2011, excluding merger expenses	($0.03)
	Merger expenses	---
2011	Reported EPS	$0.51

Financial results for the third quarter and first nine months of 2011 and 2010 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2011	September 30, 2010	Increase/ (Decrease)	2011 EPS[1]
CL&P Distribution	$34.6	$31.5	$3.1	$0.19
PSNH Distribution/Generation	$20.6	$23.4	($2.8)	$0.12
WMECO Distribution/Generation	$2.8	$3.7	($0.9)	$0.02
Yankee Gas	($3.0)	($2.9)	($0.1)	($0.02)
Total—Distribution/Generation	$55.0	$55.7	($0.7)	$0.31
CL&P Transmission	$30.5	$36.1	($5.6)	$0.17
PSNH Transmission	$5.1	$5.3	($0.2)	$0.03
WMECO Transmission	$5.6	$3.7	$1.9	$0.03
NU Transmission Ventures	$0.3	$0.1	$0.2	---
Total—Transmission	$41.5	$45.2	($3.7)	$0.23
Total—Regulated	$96.5	$100.9	($4.4)	$0.54
NU Parent and Other Companies, excluding merger expenses	($5.9)	($0.4)	($5.5)	($0.03)
Merger expenses	($0.6)	---	($0.6)	---
Reported Earnings	$90.0	$100.5	($10.5)	$0.51

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Nine months ended:

(in millions, except EPS)	September 30, 2011	September 30, 2010	Increase/ (Decrease)	2011 EPS[1]
CL&P Distribution	$82.2	$54.2	$28.0	$0.46
PSNH Distribution/Generation	$58.1	$51.5	$6.6	$0.33
WMECO Distribution/Generation	$12.5	$8.9	$3.6	$0.07
Yankee Gas	$20.7	$16.1	$4.6	$0.12
Total—Distribution/Generation	$173.5	$130.7	$42.8	$0.98
CL&P Transmission	$97.2	$103.1	($5.9)	$0.55
PSNH Transmission	$16.6	$14.7	$1.9	$0.09
WMECO Transmission	$14.1	$9.4	$4.7	$0.08
NU Transmission Ventures	$0.5	$0.1	$0.4	---
Total—Transmission	$128.4	$127.3	$1.1	$0.72
Total—Regulated	$301.9	$258.0	$43.9	$1.70
NU Parent and Other Companies, excluding merger expenses	($10.4)	$0.7	($11.1)	($0.06)
Merger expenses	($10.1)	---	($10.1)	($0.06)
Reported Earnings	$281.4	$258.7	$22.7	$1.58

Retail sales data:

Gwh for three months ended	September 30, 2011	September 30, 2010	% Change Actual	% Change Weather Norm.
CL&P	6,159	6,293	(2.1)	2.3
PSNH	2,091	2,147	(2.6)	2.3
WMECO	999	1,009	(1.1)	2.6
Total NU	9,246	9,444	(2.1)	2.3

Gwh for nine months ended
CL&P	17,185	17,221	(0.2)	0.4
PSNH	5,924	5,934	(0.2)	0.6
WMECO	2,817	2,818	0.0	0.5
Total NU	25,917	25,961	(0.2)	0.5

Yankee Gas firm volumes in mmcf for three months ended	6,351	6,031	5.3	5.2
Yankee Gas firm volumes in mmcf for nine months ended	34,215	29,560	15.7	6.3

NU has approximately 177 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  In addition, earnings per share excluding merger expenses is a non-GAAP measure.  Management believes that these measures are useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act  of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the effects and outcome of our pending merger with NSTAR, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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Note:  NU will webcast a discussion concerning its third quarter 2011 results and other financial topics on Monday, November 7, 2011 at 7 a.m. Eastern Time.  The webcast can be accessed through NU’s website at www.nu.com.